Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, October 28, 2010	(302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE THIRD QUARTER OF 2010

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the third quarter ended September 30, 2010.

The Company promoted five major events over three weekends in the third quarter of 2010 compared with five major events in the third quarter of 2009.

For the quarter ended September 30, 2010 revenues were $28,511,000 compared with $31,144,000 in the third quarter of 2009. The decrease in revenues is primarily due to lower attendance at events, resulting in reduced admissions revenue and event-related revenue, and also due to the fact that our Memphis facility was not operating in 2010.

The Company’s NASCAR Fall race weekend in Dover saw lower attendance and lower attendance related revenue as a result of continued weak overall economic conditions. Increased sponsorship and broadcast revenue partially offset the lower attendance related revenue.

Operating and marketing expenses were $17,463,000 in the third quarter of 2010 compared to $19,159,000 in the third quarter of 2009. The decrease is primarily related to direct and indirect cost savings from the closure of our Memphis facility, reduced purses for NASCAR events and lower costs associated with the decline in event-related revenue.

General and administrative expenses of $3,557,000 in the third quarter of 2010 increased from $3,062,000 for the same quarter last year. The increase is primarily due to higher real estate taxes at Gateway International Raceway and approximately $200,000 of expenses associated with the previously contemplated merger with Dover Downs Gaming & Entertainment, Inc., partially offset by reduced costs from the closure of our Memphis facility.

A $298,000 gain was realized related to an insurance settlement on property damage.

Net interest expense was a negative $29,000 for the third quarter of 2010 compared to a negative $244,000 in the third quarter of 2009. These amounts reflect the reversal of accrued interest ($856,000 for the third quarter of 2010 and $1,011,000 for the third quarter of 2009) associated with uncertain income tax positions that are no longer required.

The Company purchased and retired the remaining $1,751,000 of outstanding SWIDA bonds associated with its Gateway facility during the third quarter of 2010. The Company incurred a loss of $208,000 on the extinguishment primarily due to redemption premiums and the write-off of unamortized costs.

Earnings before income taxes for the third quarter of 2010 were $6,074,000 compared with $83,000 in the comparable quarter of the prior year. The prior year’s results include a non-cash impairment charge of $7,478,000 during the third quarter of 2009 to write down the carrying value of the Memphis facility to its fair value. On an adjusted basis, income before income taxes for the third quarter of 2009 was $7,561,000. The Company’s financial results are shown on an adjusted basis on the accompanying schedule – “Reconciliation of GAAP Earnings (Loss) to Adjusted Earnings (Loss)”.

The effective income tax rate was 43.8% for the third quarter of 2010. Excluding the effect of the impairment charge, the effective income tax rate was 42.6% in the third quarter of 2009.

Net (loss) earnings for the third quarter of 2010 were $3,416,000 or $.09 per diluted share compared to $(524,000) or $(.01) per diluted share for the same period last year. On an adjusted basis, net earnings were $4,337,000 or $.12 per diluted share for the third quarter of 2009.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate three motorsports tracks in three states and promote NASCAR sanctioned and other motorsports events. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Admissions	$8,874	$11,196	$18,757	$23,149
Event-related	6,991	7,481	14,449	16,260
Broadcasting	12,645	12,346	27,979	27,284
Other	1	121	3	154

	28,511	31,144	61,188	66,847

Expenses:
Operating and marketing	17,463	19,159	39,850	44,505
General and administrative	3,557	3,062	10,100	9,219
Impairment charges	—	7,478	7,964	7,478
Depreciation and amortization	1,539	1,606	4,690	4,788

	22,559	31,305	62,604	65,990

Gain from insurance settlement	298	—	298	—

Operating earnings (loss)	6,250	(161)	(1,118)	857

Interest income	4	—	11	7
Interest expense	25	244	(1,624)	(1,275)
Gain (loss) on sale of investments	3	—	3	(102)
Loss on extinguishment of debt	(208)	—	(208)	—

Earnings (loss) before income tax (expense) benefit	6,074	83	(2,936)	(513)

Income tax (expense) benefit	(2,658)	(607)	68	(811)

Net earnings (loss)	$3,416	$(524)	$(2,868)	$(1,324)

Net earnings (loss) per common share:
Basic	$0.09	$(0.01)	$(0.08)	$(0.04)

Diluted	$0.09	$(0.01)	$(0.08)	$(0.04)

Weighted average shares outstanding:
Basic	36,099	36,025	36,094	36,019
Diluted	36,099	36,025	36,094	36,019

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP EARNINGS (LOSS) TO ADJUSTED EARNINGS (LOSS)

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

GAAP earnings (loss) before income taxes	$6,074	$83	$(2,936)	$(513)

Non-cash impairment charge (1)	—	7,478	7,964	7,478

Adjusted earnings (loss) before income taxes	$6,074	$7,561	$5,028	$6,965

GAAP net earnings (loss)	$3,416	$(524)	$(2,868)	$(1,324)

Non-cash impairment charge, net of income taxes (1)	—	4,861	5,176	4,861

Adjusted net earnings (loss)	$3,416	$4,337	$2,308	$3,537

GAAP net earnings (loss) per common share - diluted	$0.09	$(0.01)	$(0.08)	$(0.04)

Non-cash impairment charge, net of income taxes (1)	—	0.13	0.14	0.13

Adjusted net earnings (loss) per common share - diluted	$0.09	$0.12	$0.06	$0.09

(1)	During the third quarter of 2009, we reviewed the long-lived assets of our Memphis Motorsports Park facility for impairment. Based on the results of this analysis, we recorded a non-cash impairment charge of $7,478,000 to write-down the carrying value of long-lived assets at our Memphis facility to fair value.

During the second quarter of 2010, we reviewed the long-lived assets of our Gateway International Raceway facility for impairment. Based on the results of this analysis, we recorded a non-cash impairment charge of $7,964,000 to write-down the carrying value of long-lived assets at our Gateway facility to fair value.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted earnings (loss) before income taxes, adjusted net earnings (loss) and adjusted net earnings (loss) per common share—diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned non-cash impairment charge. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating earnings (loss), net earnings (loss) or diluted earnings (loss) per share, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30, 2010	September 30, 2009	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$280	$838	$155
Accounts receivable	9,732	9,240	1,260
Inventories	281	317	277
Prepaid expenses and other	2,182	1,682	1,528
Deferred income taxes	134	116	118
Assets held for sale	2,800	—	2,800

Total current assets	15,409	12,193	6,138

Property and equipment, net	118,043	134,547	130,182
Restricted cash	—	3,962	5,333
Other assets, net	600	722	712
Deferred income taxes	148	257	164

Total assets	$134,200	$151,681	$142,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,047	$2,343	$456
Accrued liabilities	4,728	6,537	2,986
Payable to Dover Downs Gaming & Entertainment, Inc.	40	35	5
Income taxes payable	736	1,214	199
Current portion of bonds payable	—	1,235	1,235
Deferred revenue	2,087	3,992	5,931

Total current liabilities	9,638	15,356	10,812

Revolving line of credit	39,800	39,200	41,000
Bonds payable	—	1,738	1,739
Liability for pension benefits	1,793	2,706	1,695
Other liabilities	143	932	875
Non current income taxes payable	2,121	4,696	3,269
Deferred income taxes	20,754	20,940	20,850

Total liabilities	74,249	85,568	80,240

Stockholders’ equity:
Common stock	1,821	1,811	1,806
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,380	100,868	100,943
Accumulated deficit	(43,862)	(36,423)	(40,994)
Accumulated other comprehensive loss	(1,239)	(1,994)	(1,317)

Total stockholders’ equity	59,951	66,113	62,289

Total liabilities and stockholders’ equity	$134,200	$151,681	$142,529

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Operating activities:
Net loss	$(2,868)	$(1,324)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	4,690	4,788
Amortization of credit facility fees	316	121
Stock-based compensation	502	425
Deferred income taxes	(1,517)	(1,115)
Impairment charge	7,964	7,478
Gain from insurance settlement	(298)	—
Loss on extinguishment from debt	208	—
Changes in assets and liabilities:
Accounts receivable	(8,472)	(7,290)
Inventories	(4)	(44)
Prepaid expenses and other	(661)	166
Accounts payable	1,678	1,739
Accrued liabilities	1,648	3,570
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	35	46
Income taxes payable/receivable	759	1,126
Deferred revenue	(3,844)	(2,970)
Other liabilities	(522)	(366)

Net cash (used in) provided by operating activities	(386)	6,350

Investing activities:
Capital expenditures	(469)	(1,896)
Insurance proceeds	298	—
Restricted cash	5,333	1,257
Proceeds from sale of available-for-sale securities	108	187
Purchase of available-for-sale securities	(111)	(185)

Net cash provided by (used in) investing activities	5,159	(637)

Financing activities:
Borrowings from revolving line of credit	25,700	27,150
Repayments on revolving line of credit	(26,900)	(30,150)
Repayments of bonds payable	(2,986)	(1,128)
Premium and fees on extinguishment of debt	(167)	—
Dividends paid	—	(733)
Repurchase of common stock	(50)	(19)
Credit facility fees	(245)	(283)

Net cash used in financing activities	(4,648)	(5,163)

Net increase in cash and cash equivalents	125	550
Cash and cash equivalents, beginning of period	155	288

Cash and cash equivalents, end of period	$280	$838